EXHIBIT 10.1

AMENDED AND RESTATED
SEVERANCE AGREEMENT

          This Amended and Restated Severance Agreement (“Agreement”), effective as of this 22nd day of May, 2006, is by and among Summit Bancshares, Inc., a Texas corporation (the “Company”), Summit Bank, N.A. (the “Bank”), and Philip E. Norwood, a key employee and officer of the Company and the Bank (the “Executive”).

          WHEREAS, Executive, the Company, and the Bank entered into that certain Severance Agreement dated October 24, 2000 (the “Original Agreement”); and

          WHEREAS, Executive, the Company and the Bank desire to replace the Original Agreement (other than Section 8 thereof which is continued herein) with this Agreement; and

          WHEREAS, Executive, the Company and the Bank (collectively referred to as the “Parties”) understand and agree to the terms and provisions of this Agreement and desire and intend to be bound by such terms and provisions.

          NOW, THEREFORE, the Parties mutually covenant and agree as follows:

ARTICLE 1. DEFINITIONS

1.1	“Beneficiary” shall mean the person(s) described in Article 5 of this Agreement as being designated in writing to receive payments under Article 2 upon Executive’s death.

1.2	“Board” shall mean the Board of Directors of the Company.

1.3	“Cause” when used herein concerning the termination of Executive’s employment by the Company or the Bank, shall mean:

(a) any act or omission by Executive constituting fraud, embezzlement or misappropriation of funds under the laws of the State of Texas or the United States of America;

b) conviction of, or a plea of nolo contendere by, Executive to a felony;

(c)       the willful or reckless failure by Executive to adhere to the Bank’s or the Company’s written policies, or the willful or reckless engaging by Executive in misconduct which causes, or is most likely to cause, a material monetary injury or other material harm to the Bank or the Company; or

(d)       gross negligence in the performance by Executive of the duties in his written position description with the Bank or the Company (but only after receiving written notice thereof and being given a reasonable period, of not less than sixty (60) calendar days, to cure said performance by taking reasonable corrective action during the cure period);

provided, as a condition precedent to the termination of Executive’s employment under (c) or (d) of this Section 1.3, there shall have been delivered to Executive a copy of a resolution duly adopted at a meeting of the Board by the affirmative vote of not less than three-quarters of the Board (excluding Executive), that, in the good faith opinion of the Board, there is factual evidence that Executive committed such conduct as set forth in the referenced subparagraphs above; and, provided further, that the Board shall deliver to Executive the factual evidence on which it based its opinion and that not later than sixty (60) calendar days thereafter, the Board shall provide Executive with counsel and an opportunity to reasonably defend himself against such claims and the Board agrees to hear and consider in good faith Executive’s defense. As of the effective date of this Agreement, there is no cause known to the Board to issue a resolution as provided in this Section 1.3.

1.4	“Change in Control” means the occurrence of any of the events set forth in the following paragraphs, except as otherwise provided herein:

          (i)          a change in the ownership of the capital stock of the Bank or the Company where a corporation, person, or group acting in concert (other than the Bank or the Company, or any savings, pension, or other benefit plan for the benefit of employees of the Bank or the Company, or the respective subsidiaries thereof) (a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) a number of shares of capital stock of the Bank or the Company which constitutes fifty-one percent (51%) or more of the combined voting power of the Bank’s or the Company’s then outstanding capital stock then entitled to vote generally in the election of the Board or the board of directors of the Bank;

          (ii)          the persons who were members of the Board immediately prior to a tender offer, exchange offer, contested election, or any combination of the foregoing (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors immediately prior to such event or whose election or nomination for election was so approved), cease to constitute a majority of the Board;

          (iii)          the effective date of a merger, consolidation, or reorganization plan that is adopted by the Board or the board of directors of the Bank involving the Bank or the Company in which the Bank or the Company is not the surviving entity (other than a merger in which the beneficial ownership of the Bank or the Company involved in the merger is identical to the beneficial ownership of the surviving entity), or a sale of all or substantially all of the assets of the Bank or the Company.  For purposes of this Agreement, a sale of all or substantially all of the assets of the Bank or the Company shall be deemed to occur if any Person acquires (or during the consecutive three hundred sixty-five (365) calendar day period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Bank or the Company that have an aggregate fair market value equal to fifty-one percent (51%) of the fair market value of all of the gross assets of the Bank or the Company immediately prior to such acquisition or acquisitions;

          (iv)          a tender offer or exchange offer is made by any Person which is successfully completed and which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty-one percent (51%) or more of the Bank’s or the Company’s outstanding shares of capital stock or shares of capital stock having fifty-one percent (51%) or more of the combined voting power of the Bank’s or the Company’s then outstanding capital stock (other than an offer made by the Bank or the Company), and sufficient shares are acquired under the offer to cause such Person to own fifty-one percent (51%) or more of the voting power; or

(v) any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 1.4.

Notwithstanding the foregoing provisions, a shareholder may make the following transfers and such transfers shall not be deemed to be a Change in Control:

          (1)        to any trust described in Section 1361(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) that is created solely for the benefit of any shareholder or any spouse of or any lineal descendant of any shareholder;

(2) to any individual by bona fide gift;

(3) to any spouse or former spouse pursuant to the terms of a decree of divorce;

(4) to any officer or employee of the Bank or the Company pursuant to any incentive stock option plan established by the shareholders; or

(5) to any family member.

Notwithstanding the foregoing provisions of this Section 1.4, in the event any payment made pursuant to this Agreement is subject to Section 409A of the Internal Revenue Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change in Control” for purposes of this Agreement shall be the definition provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

1.5	“Compensation” means Executive’s base salary or base rate of pay excluding any extraordinary or premium pay such as bonuses, commissions, incentive payments, benefits or car allowances.

1.6	“Constructive Termination” shall mean:

(a)

the demotion or reduction in title or rank of Executive, or the assignment to Executive duties that are materially inconsistent with his current positions, duties, responsibilities and status with the Bank or any removal of Executive from, or any failures to re-elect Executive to, any of such positions, except for such demotions, reductions, assignments, removals, or failures that occur in connection with Executive’s termination of employment for Cause, as a result of Executive’s disability or death, or with Executive’s prior consent;

(b)

the reduction of Executive’s Compensation without the prior written consent of Executive, which is not remedied within thirty (30) calendar days after receipt by the Bank of written notice from Executive of such reduction;

(c)

the Bank or the Company shall relocate its principal offices or require Executive to have as his principal location of work any location which is in excess of thirty (30) miles from the current location of the Bank or the Company or to travel away from his office in the course of discharging his responsibilities or duties hereunder more than ten (10) consecutive calendar days or an aggregate of more than thirty (30) calendar days in any consecutive three hundred sixty-five (365) calendar day period without Executive’s prior written consent; or

(d)

the failure by the Company or the Bank to require any Person effecting a Change in Control, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to cause its successors to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

1.7

“Triggering Termination” shall mean the termination of Executive’s employment with the Company or the Bank for any reason, including a Constructive Termination, other than a termination: (a) by the Bank or the Company for Cause or (b) that results from Executive’s death or disability.

ARTICLE 2. SPECIAL TERMINATION BENEFITS

2.1

In the event of a Triggering Termination, the Bank or the Company shall continue to pay Executive, for a consecutive seven hundred thirty (730) calendar day period, his regularly scheduled Compensation, pursuant to the Bank’s and/or the Company’s regular payroll practice, less withholding required to be paid or withheld in accordance with Federal, State or local law or regulation.

2.2

In the event of a Triggering Termination, Executive, his spouse (on the date of Executive’s Triggering Termination) and Executive’s dependent children shall, continue to participate, for the Restricted Period as defined in Section 8.1, in all health plans or arrangements of the Bank or the Company in which he, his spouse or his dependent children were participating in immediately prior to the date of his Triggering Termination and on the same terms thereunder, as if he continued to be an employee of the Bank or the Company, to the extent that participation in any one or more of such plans or arrangements is possible without jeopardizing the respective plan’s qualified status under the applicable rules of the Code; provided, however, that if Executive obtains employment with another employer during the Restricted Period, coverage shall be provided under this paragraph only to the extent that this coverage exceeds the coverage of any substantially similar plans provided by his new employer and that Executive, his spouse, and his dependent children shall receive continued health, dental and other coverage, at his own expense, beginning at the end of the Restricted Period, as required by Section 4980B of the Code (or any successor provisions), but on the basis that the last date for which coverage is provided under this paragraph shall be the first day of his period of continuation coverage under Section 4980B of the Code.

2.3

In the event of a Triggering Termination, the Bank or the Company will transfer title of the Bank or the Company provided automobile to Executive on the date of such Triggering Termination at no cost to Executive.

2.4

In the event of a Triggering Termination, the Company or the Bank shall continue to pay, for the Restricted Period, all of Executive’s club dues, for such of Executive’s clubs paid for by the Company and/or the Bank and participated in by Executive immediately prior to his Triggering Termination.

2.5	Executive will not be entitled to any benefits under this Agreement for any termination of Executive’s employment other than a Triggering Termination.

2.6

Notwithstanding anything to the contrary contained herein, in the event any payments made pursuant to this Article 2 are deemed to be subject to (and not otherwise exempt from) the requirements of Section 409A of the Code and Executive is deemed a “key employee” (as defined by Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code), then Executive shall not be entitled to any such payments that are subject to Section 409A of the Code until the first day of the seventh month following his date of termination; provided, that the aggregate amount of any payments (plus interest at the Bank’s prime interest rate then in effect) that would have otherwise been paid during such six month delay period shall be paid on the first day of the seventh month following Executive’s termination of employment.

2.7

The rights of Executive set forth in Article 2 are conditioned and dependent on Executive’s covenants set forth in Article 8 of this Agreement, and to the enforceability of such covenants as stated therein with respect to Executive.

ARTICLE 3. CONFIDENTIALITY

3.1

The Bank and the Company have provided and/or will provide Executive with access to confidential, proprietary, and highly sensitive information relating to the business of the Company and the Bank which is a competitive asset of the Company and/or the Bank, which may include, without limitation, information pertaining to: (a) the identities of customers with which or whom the Company and/or the Bank do or seek to do business, as well as the point of contact persons and decision-makers at these customers; (b) the identities of the vendors and suppliers with which or whom the Company and/or the Bank do or seek to do business, as well as the point of contact persons and decision-makers at these vendors and suppliers; (c) the volume of business and the nature of the business relationship between the Company and/or the Bank and their customers, vendors and suppliers; (d) the particular product, service, and pricing preferences of existing and potential customers; (e) the financing methods employed by and arrangements between the Company and/or the Bank and their existing or potential customers, vendors, or suppliers; (f) the pricing of the Company’s and/or the Bank’s products and services, including any deviations from its standard pricing for particular customers, vendors, or suppliers; (g) the Company’s and/or the Bank’s costs, expenses, and overhead associated with the creation, production, delivery and maintenance of its products and services; (h) the Company’s and/or the Bank’s business plans and strategy, including territory assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of sales personnel, revenue, expense and profit projections, and industry analyses; (i) information regarding the Company’s and/or the Bank’s employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (j) financial information about the Company and/or the Bank; (k) the Company’s and/or the Bank’s financial results and business conditions; and (l) computer programs and software developed by the Company and/or the Bank or their consultants.

3.2

The confidential, proprietary, and highly sensitive information described in Section 3.1 above is hereinafter referred to as “Proprietary Information.” The Bank, the Company and Executive agree that the term Proprietary Information shall only include such information of which Executive has specific knowledge.

3.3

Executive acknowledges and understands that the term Proprietary Information does not include information or know-how which: (a) was in Executive’s possession prior to its disclosure to him by the Company and/or the Bank (as shown by competent written evidence in Executive’s files and records immediately prior to the time of disclosure); or (b) is approved for release by written authorization of the Company and the Bank.

3.4

Executive acknowledges that from time to time the Company and/or the Bank will disclose Proprietary Information to him in order to enable him to perform his duties for the Company and or the Bank. Executive recognizes and agrees that the unauthorized disclosure of Proprietary Information could place the Company and/or the Bank at a competitive disadvantage. Consequently, Executive agrees not: (a) to use, at any time, any Proprietary Information for his own benefit and for the benefit of any person, entity, or corporation other than the Company and/or the Bank; or (b) to disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of the Company and/or the Bank, except as required by law or in the performance of the duties assigned to him by the Company and/or the Bank, at any time prior or subsequent to the termination of his employment with the Bank, without the express, written consent of the Company and the Bank. Executive further acknowledges and agrees not to make copies of any Proprietary Information, except as authorized in writing by the Company and the Bank.

3.5

Executive understands and agrees that his obligations under this Article shall survive the termination of his employment with the Bank and/or the Company forever.  Executive further understands and agrees that his obligations under this Article are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to the Company and/or the Bank under general legal or equitable principles, or other policies implemented by the Company and/or the Bank.

ARTICLE 4. RESTRICTIONS UPON FUNDING

4.1

Neither the Company nor the Bank shall have any obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Executive, his Beneficiary or any successor-in-interest to him shall be and remain simply a general creditor of the Company and the Bank in the same manner as any other creditor having a general unsecured claim.

4.2

For purposes of the Code, the Company and the Bank intend this Agreement to be an unfunded, unsecured promise to pay on the part of the Company and/or the Bank. For purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) the Company and the Bank intend that this Agreement not be subject to ERISA. If this Agreement is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management who is a highly compensated employee of the Company and/or the Bank, for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

4.3

If the Company or the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Executive, Executive shall assist the Company and/or the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

4.4

Notwithstanding any provision of this Agreement to the contrary, neither the Company nor the Bank shall be required to pay any benefit under this Agreement if, upon the advice of counsel, the Company or the Bank determines in good faith that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company, the Bank or their affiliates. To the extent possible, such benefit payment shall be proportionately reduced to allow payment within the fullest extent permissible under applicable law.  Executive shall have the right to have any determination made pursuant to this Section 4.5 reviewed by independent counsel for Executive, prior to the reduction of any amount payable pursuant to the terms of this Agreement. Any review by independent counsel pursuant to this Section 4.5 must be completed within five (5) business days of the Company and/or the Bank’s determination made pursuant hereto, and all amounts payable pursuant to this Agreement shall be suspended for such period.

ARTICLE 5. DESIGNATION OF BENEFICIARIES

5.1

Should Executive die prior to full payment of amounts due under Article 2, payment shall be made to his Beneficiary. Executive’s written designation of one or more persons or entities as his Beneficiary shall operate to designate Executive’s Beneficiary under this Agreement. Executive shall file with the Company a copy of his Beneficiary designation on the form supplied to Executive by the Company. The last such designation form received by the Company shall be controlling, and no designation, or change or revocation of a designation shall be effective unless received by the Company prior to Executive’s death.

5.2

If no Beneficiary designation is in effect at the time of Executive’s death, if no designated Beneficiary survives Executive or if the otherwise applicable Beneficiary designation conflicts with applicable law, Executive’s estate shall be the Beneficiary.

ARTICLE 6. INTERPRETATION AND ENFORCEMENT

6.1	The Parties shall have the exclusive power and authority to interpret and construe this Agreement. The Parties may engage agents to assist them, including their legal counsel.

6.2

The Parties consent to the resolution by final and binding arbitration of any claim, controversy, or dispute arising under this Agreement, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises.

6.3

Notwithstanding Section 6.2, the Parties hereto recognize that the covenants hereunder are special, unique and of extraordinary character, and therefore any claim for injunctive or other equitable relief including violation of the Covenants of Noncompetition and Nonsolicitation of this Agreement or the use, misuse, misappropriation, or unauthorized disclosure of the Bank’s or the Company’s Proprietary Information, shall not be covered by Section 6.2. The Parties agree to waive the requirement of posting of bond or other security as a condition precedent to obtaining any injunctive or other equitable relief, including emergency or temporary injunctive relief.

ARTICLE 7. COMPLETE AND VOLUNTARY AGREEMENT

7.1	The promises of the Company and the Bank contained in this Agreement and the continued performance of services by Executive are the whole consideration for this Agreement.

7.2

Executive intends to be legally bound by this Agreement and has signed and delivered it voluntarily, without coercion, and with knowledge as to the nature and consequences thereof after consultation with his independent legal counsel.

7.3	The Company and the Bank intend to be legally bound by this Agreement and have signed and delivered it voluntarily, without coercion, and with knowledge as to the nature and consequences thereof.

7.4

It is understood and agreed that this Agreement contains the entire agreement between the Parties and supersedes any and all prior agreements, arrangements, or undertakings between the Parties relating to the subject matter including, but not limited to, the Original Agreement. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed orally and any changes or amendments to this Agreement must be signed by all Parties.

ARTICLE 8. COVENANTS OF NONCOMPETITION AND NONSOLICITATION

8.1

Executive acknowledges that Executive has received and/or will receive specialized knowledge and training and Proprietary Information (as outlined in Article 3) from the Company and/or the Bank during the term of this Agreement, and that such knowledge, training, and/or Proprietary Information would provide an unfair advantage if used to compete with the Company and/or the Bank. In order to avoid such unfair advantage, and in consideration for the promises and covenants set forth in this Agreement and other good and valuable consideration, Executive agrees that while Executive is employed with the Bank and/or the Company and for a consecutive seven hundred thirty (730) calendar day period after the date of a Triggering Termination (the “Restricted Period”), Executive shall not, directly or indirectly, individually or as an owner, lender, consultant, adviser, independent contractor, employee, partner, officer, director or in any other capacity, alone or in association with other persons or entities, own, assist, finance, participate in or be employed in Tarrant County by: (i) any National or State chartered banking institution or bank holding company; or (ii) any business or other endeavor that is in direct competition with the Company or the Bank in any business that the Company or the Bank was engaged in during Executive’s employment or at the date of a Triggering Termination. Because Executive has developed and/or may develop considerable personal contacts with the clients served by the Company or the Bank during his employment with the Bank and the Company, Executive also agrees that, while Executive is employed with the Bank and/or the Company and for the Restricted Period, Executive will not, either directly or indirectly, solicit individuals or other entities that are customers or potential customers (as defined below) of the Bank or the Company for banking services or any other services which are in competition with the services provided by the Bank or the Company during Executive’s employment or at the date of a Triggering Termination.  Executive also agrees that while Executive is employed with the Bank and/or the Company and for the Restricted Period, Executive will not, either directly or indirectly, solicit any employee or other independent contractor of the Company or the Bank to terminate his employment or contract with the Company or the Bank.

8.2

For the purposes of this Agreement, the term “potential customer” shall mean any person or entity contacted by the Company or the Bank or any of its affiliates, officers, directors, employees, shareholders, agents or representatives during the period that Executive was an employee of the Company or the Bank for the purpose of soliciting business in connection with the business of the Company or the Bank. The Parties acknowledge that the prohibitions contained in this Article 8 do not apply to purely social contacts and shall only apply to those persons or entities which Executive knows, or reasonably should know, are potential customers, pursuant to this Section 8.2.

8.3

This Article 8 is material and important to this Agreement.  The enforceability of this Article 8 is a precondition for the Company’s payments pursuant to Article 2.  Should all or any part or application of this Article 8 be held or found invalid or unenforceable for any reason whatsoever by a court or arbitrator in connection with any claim or defense asserted by Executive, Executive and Company agree that: (a) Executive’s right to Compensation continuation pursuant to Article 2 of this Agreement shall automatically lapse and be forfeited, (b) the Company shall have no further obligation to make any such payments to the Executive; and (c) the Company shall be entitled to receive reimbursement of the full value of any such Compensation continuation and other payments that were made to the Executive pursuant to Article 2 of this Agreement through the date on which a court or arbitrator held or found any portion of Article 8 to be invalid or unenforceable.

ARTICLE 9. TERM, AMENDMENT AND TERMINATION OF AGREEMENT

9.1	The term of this Agreement shall commence on the effective date hereof and shall end upon the discharge of all of the Bank’s or the Company’s obligations to Executive or his beneficiary.

9.2	This Agreement may be amended only by a written instrument executed by the Company, the Bank and the Executive.

ARTICLE 10. GENERAL

10.1

Executive, the Company and the Bank agree that each provision of this Agreement shall be enforceable independent of every other provision and in the event any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions will remain effective, binding, and enforceable.

10.2

Executive, the Company and the Bank agree that this Agreement shall be binding on the Company and the Bank, their successors, and assigns and that this Agreement shall be fully enforceable by Executive against any successor or assignee of the Company or the Bank.

10.3

Executive, the Company and the Bank agree that this Agreement is personal to Executive and shall not be assignable, in whole or in part, by Executive for any reason. The Company and the Bank covenant and agree that, in the event of Executive’s death, the Company and/or the Bank will continue to make all payments required by this Agreement to Executive’s Beneficiary or estate. In the event of Executive’s death, this Agreement shall be enforceable by Executive’s Beneficiary, estate, executors, or legal representatives only to the extent provided in this Agreement.

10.4

EXECUTIVE, THE COMPANY AND THE BANK AGREE THAT THE LAW OF THE STATE OF TEXAS WILL GOVERN THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT. VENUE IN ANY SUCH DISPUTE, WHETHER IN FEDERAL OR STATE COURT, WILL BE LAID IN TARRANT COUNTY, TEXAS. EACH PARTY HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (a) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (b) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (c) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

10.5	The titles or headings of the respective Articles in this Agreement are inserted merely for convenience and shall be given no legal effect.

10.6	This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the Company, the Bank and Executive have executed this Agreement to be effective as of the date first written above.

PHILIP E. NORWOOD

/s/Philip E. Norwood

SUMMIT BANCSHARES, INC.

By:	/s/ Bob G. Scott

Title:	Executive Vice President

SUMMIT BANK, N.A.

By:	/s/ Bob G. Scott

Title:	Executive Vice President